Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Vaxart, Inc. filed on December 19, 2018 for the registration of common stock and to the incorporation by reference therein of our report dated September 1, 2017, with respect to the consolidated financial statements of Aviragen Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

December 19, 2018